Exhibit 99.1
September 26, 2008
Dear Shareholders (and friends) of AssuranceAmerica,
Although still at a loss for the month, the Retail Agency group showed a slight year over year revenue gain which gives us indications that Florida’s revenue in the 40 branches has flattened out, and that we see signs of modest gains. Alabama and Georgia continue to show revenue gains over 2007.
Overall consolidated revenue is essentially flat. The Insurance Carrier continues in an environment where loss costs (severity) is rising, but is partially offset by less claims frequency, due to less miles driven. Our Carrier/MGA’s focus on pricing discipline and expense controls has enabled us to keep earnings essentially flat year-to-date compared to 2007.
We hear of many recent rate increases by our competitors, which should bode for a better market ahead ... obviously, no guarantees!
Following is our report on August’s results.

		August (Unaudited)
		Current Month			Year To Date
		2008	2007	Change	2008	2007	Change
		(In $1,000)%			(In $1,000)%
·	Gross Premiums Produced[1]*	$12,147	$12,112	—%	$99,975	$97,282	3%

·	MGA/Carrier Gross Premiums Produced [1,2]	$7,868	$8,864	(11)%	$67,917	$70,509	(4)%
·	MGA/Carrier Revenues [2]	$4,742	$4,766	(1)%	$38,236	$35,764	7%

·	Retail Agencies Gross Premium Produced [1,2]*	$5,511	$5,018	10%	$44,649	$44,766	(.03)%
·	Retail Agencies Group Revenues [2] *	$804	$773	4%	$6,930	$7,325	(5)%

·	Company Revenues*	$5,327	$5,226	2%	$42,959	$39,901	8%
·	Company Pre-Tax Income before stock option*	$(86)	$167	(151)%	$180	$2,180	(92)%
·	Company Pre-Tax Income*	$(96)	$131	(173)%	$108	$1,889	(94)%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data

To follow your stock, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB.
As always, we appreciate your continued support and interest in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy W. Millner Guy W. Millner	/s/ Lawrence Stumbaugh Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in
AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.